Exhibit 10.9

Information for Recipients of
Starz Nonqualified Stock Options
2016 Omnibus Incentive Plan

Notice of Grant. Congratulations! You have been granted Nonqualified Stock Options exercisable for shares of Starz Series A Common Stock (“STRZA”) (the “Options”). A Nonqualified Stock Option Agreement (the “Agreement”) setting forth the terms of the Options follows this informational page. The Options were granted under the Starz 2016 Omnibus Incentive Plan (the “2016 Incentive Plan”).

Acknowledgment of Grant. By your electronic acknowledgment of the Options, you are acknowledging the terms and conditions of the award set forth in the Agreement that follows as though you and Starz (the “Company”) had signed an original copy of the Agreement. The Options were granted and became effective as of the Grant Date (as that term is defined in the Agreement) and were granted on the terms and conditions reflected in the Agreement. The number of Options granted to you was approved by the Compensation Committee of the Board of Directors of the Company, and was communicated to you via memo and the Company’s online grant and administration program.

2016 Incentive Plan - Exhibit A. The 2016 Incentive Plan that governs the Options is incorporated into the Agreement as Exhibit A. You can access the 2016 Incentive Plan via the link at the end of the Agreement or in the UBS online library.

SEC Registration Statements. The STRZA shares issuable upon exercise of the Options were registered with the Securities and Exchange Commission on a Form S-8 filed on [], 2016 (Registration No. []). These statements can be found on the Company’s website at http://ir.starz.com/sec.cfm. Also available on the Company’s website are the most recent annual, quarterly and current reports as filed with the Securities and Exchange Commission. Please refer to these reports as well as the Company’s future filings with the Securities and Exchange Commission (also available on the Company’s website) for important information regarding the Company and its common stock.

Tax and Estate Advice. We recommend that you consult with your personal tax and/or estate advisor regarding the effect of the award of Options on your personal tax and estate situation.

STARZ
2016 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of the date set forth on Schedule 1 hereto (the “Grant Date”), by and between STARZ, a Delaware corporation (the “Company”), and the recipient (the “Grantee”) of an Award of Options granted by the Compensation Committee of the Board of Directors of the Company as set forth in this Agreement.
The Company has adopted the incentive plan identified on Schedule 1 hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A (and which can also be accessed in the UBS online library) and by this reference made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.
Pursuant to the Plan, the Compensation Committee appointed by the Board of Directors of the Company pursuant to Section 3.1 of the Plan to administer the Plan (the “Committee”) has determined that it would be in the interest of the Company and its stockholders to award Options to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee with additional remuneration for services rendered, to encourage the Grantee to remain in the employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.
The Company and the Grantee therefore agree as follows:
1.Definitions. The following terms, when used in this Agreement, have the following meanings:
“Base Price” means the amount set forth on Schedule 1 hereto, which is the Fair Market Value of a share of Common Stock on the Grant Date.
“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado, are required or authorized to be closed.
“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.
“Close of Business” means, on any day, 5:00 p.m., Denver, Colorado time.
“Committee” has the meaning specified in the recitals to this Agreement.
“Common Stock” has the meaning specified in Section 2.
“Company” has the meaning specified in the preamble to this Agreement.
“Forfeitable Benefits” has the meaning specified in Section 22.
“Grant Date” has the meaning specified in the preamble to this Agreement.
“Grantee” has the meaning specified in the preamble to this Agreement.
“Misstatement Period” has the meaning specified in Section 22.
“Options” has the meaning specified in Section 2.
“Option Share” has the meaning specified in Section 4(c)(i).

“Plan” has the meaning specified in the recitals of this Agreement.
“Required Withholding Amount” has the meaning specified in Section 5.
“Section 409(A)” has the meaning specified in Section 21.
“Term” has the meaning specified in Section 2.
“Unvested Fractional Option” has the meaning specified in Section 3(b).
“Vesting Date” has the meaning specified in Section 3(a).
“Vesting Percentage” has the meaning specified in Section 3(a).
“Voluntary Termination for Good Reason” has the meaning specified in Section 3(f).
2.Award. Pursuant to the terms of the Plan and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date nonqualified stock options to purchase from the Company at the Base Price the number of shares of the Company’s Series A Common Stock (“Common Stock”) authorized by the Committee and set forth in the notice of online grant delivered to the Grantee pursuant to the Company’s online grant and administration program, subject to the conditions and restrictions set forth in this Agreement and in the Plan (the “Options”). The Options are exercisable as set forth in Section 3 during the period commencing on the Grant Date and expiring at the Close of Business on the seventh anniversary of the Grant Date (the “Term”) subject to earlier termination as provided in Section 7 below. No fractional shares of Common Stock will be issuable upon exercise of an Option, and the Grantee will receive, in lieu of any fractional share of Common Stock that the Grantee otherwise would receive upon such exercise, cash equal to the fraction representing such fractional share multiplied by the Fair Market Value of one share of Common Stock as of the date on which such exercise is considered to occur pursuant to Section 4.
3.Conditions of Exercise. Unless otherwise determined by the Committee in its sole discretion, the Options will be exercisable only in accordance with the conditions stated in this Section 3.
(a)Except as otherwise provided in Section 10.1(b) of the Plan, the Options may be exercised only to the extent they have become exercisable in accordance with the provisions of this Section 3(a) or Section 3(b), and subject to the provisions of Section 3(c). That number of Options that is equal to the fraction or percentage specified on Schedule 1 hereto (the “Vesting Percentage”) of the total number of Options that are subject to this Agreement, in each case rounded down to the nearest whole number of such Options, shall become exercisable on each of the dates specified on Schedule 1 hereto (each such date, together with any other date on which Options vest pursuant to this Agreement, a “Vesting Date”).
(b)If rounding pursuant to Section 3(a) prevents any portion of an Option from becoming exercisable on a particular Vesting Date (any such portion, an “Unvested Fractional Option”), one additional Option to purchase a share of Common Stock will become exercisable on the earliest succeeding Vesting Date on which the cumulative fractional amount of all Unvested Fractional Options to purchase shares of Common Stock (including any Unvested Fractional Option created on such succeeding Vesting Date) equals or exceeds one whole Option, with any excess treated as an Unvested Fractional Option thereafter subject to the application of this Section 3(b). Any Unvested Fractional Option comprising part of a whole Option that vests pursuant to the preceding sentence will thereafter cease to be an Unvested Fractional Option.
(c)Notwithstanding the foregoing,
(i)    in the event that any date on which Options would otherwise become exercisable is not a Business Day, such Options will become exercisable on the first Business Day following such date;

(ii)    all Options will become exercisable on the date of the Grantee’s termination of employment if (A) the Grantee’s employment with the Company or a Subsidiary terminates by reason of Disability or (B) the Grantee dies while employed by the Company or a Subsidiary;
(iii)    if the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause, or if the Grantee voluntarily terminates the Grantee’s employment pursuant to a Voluntary Termination for Good Reason (each, a “Protected Termination”) and the Protected Termination occurs (A) within the 30-day period immediately preceding the closing date of an Approved Transaction in which any Options that remain outstanding and unvested as of such closing date are not otherwise accelerated in connection with such Approved Transaction in accordance with the terms of the Plan or (B) prior to the first anniversary of the closing date of an Approved Transaction in which any Options that remain outstanding and unvested as of such closing date are not otherwise accelerated in connection with such Approved Transaction in accordance with the terms of the Plan, then, effective as of the date of such Protected Termination, any Options that remain outstanding and unvested as of such termination date will become exercisable on such termination date; and
(iv)    if the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause (other than a termination without Cause covered by Section 3(c)(iii) above), then a pro rata portion of any unvested Options that would have become exercisable on the next Vesting Date following the date of such termination of employment had the Grantee continued to be employed as of such date (the “Applicable Option Tranche”) will become exercisable on the date of termination of the Grantee’s employment, such pro rata portion to be an amount (rounded down to the nearest whole number of Options) equal to the number of unvested Options in the Applicable Option Tranche multiplied by a fraction, the numerator of which is the number of days elapsed between the most recent Vesting Date preceding the date of termination of employment (or if no Vesting Date has yet occurred, the Grant Date) and the date of termination of the Grantee’s employment, and the denominator of which is 365.
(d)To the extent the Options become exercisable, such Options may be exercised in whole or in part (at any time or from time to time, except as otherwise provided herein) until expiration of the Term or earlier termination thereof.
(e)The Grantee acknowledges and agrees that the Committee, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt rules and regulations from time to time after the date hereof with respect to the exercise of the Options and that the exercise by the Grantee of Options will be subject to the further condition that such exercise is made in accordance with all such rules and regulations as the Committee may determine are applicable thereto.
(f)For purposes of this Agreement, a “Voluntary Termination for Good Reason” means a voluntary termination by the Grantee of the Grantee’s employment with the Company and its Subsidiaries upon the occurrence of any of the following events without the Grantee’s prior consent:
(i)    a significant reduction in the Grantee’s then current base salary (defined as the Grantee’s weekly base pay in effect for the payroll period during which the Grantee’s employment is terminated or, if the Grantee is a part-time employee, the Grantee’s average weekly wages from the Company for the most recent 8 weeks during which the Grantee worked at least two days, but not including in either case, overtime, bonuses, commissions, piece rate, incentive pay or taxable or nontaxable fringe benefits or payments);
(ii)    a significant reduction in the Grantee’s title, duties or reporting relationship with the Grantee’s employer or the assignment to the Grantee of duties that are inconsistent with the Grantee’s position with the Grantee’s employer; or
(iii)    the relocation of the Grantee’s primary place of employment to a location that is more than 50 miles from the Grantee’s primary place of employment as of the Grantee’s termination date.

No termination shall constitute a Voluntary Termination for Good Reason unless all of the following provisions shall have been complied with: (i) the Grantee shall have given the Company written notice of the Grantee’s intention to effect a Voluntary Termination for Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Voluntary Termination for Good Reason is based and to be given no later than 90 days after the initial occurrence of such circumstances; (ii) the Company shall have 30 days after receiving such notice in which to cure such grounds; and (iii) if the Company fails, within such 30-day period, to cure such grounds to the Grantee’s reasonable satisfaction, the Grantee terminates the Grantee’s employment with the Company and its Subsidiaries within 30 days following the last day of such 30-day period. If the Company timely cures such grounds in accordance with the preceding sentence, the Grantee shall not be entitled to terminate the Grantee’s employment pursuant to a Voluntary Termination for Good Reason based on such grounds.
4.Manner of Exercise. Options will be considered exercised (as to the number of Options specified in the notice referred to in Section 4(c)(i)) on the latest of (a) the date of exercise designated in the written notice referred to in Section 4(c)(i), (b) if the date so designated is not a Business Day, the first Business Day following such date or (c) the earliest Business Day by which the Company has received all of the following:
(i)    Written notice, in such form as the Committee may require, containing such representations and warranties as the Committee may require and designating, among other things, the date of exercise and the number of shares of Common Stock to be purchased by exercise of Options (each, an “Option Share”);
(ii)    Payment of the Base Price for each Option Share in any (or a combination) of the following forms: (A) cash, (B) check, (C) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the Base Price (and, if applicable, the Required Withholding Amount as described in Section 5), or (D) at the Company’s option, the delivery of irrevocable instructions via the Company’s online grant and administration program for the Company to withhold the number of shares of Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) required to pay the Base Price (and, if applicable, the Required Withholding Amount as described in Section 5) that would otherwise be delivered by the Company to the Grantee upon exercise of the Options; and
(iii)    Any other documentation that the Committee may reasonably require.
5.Mandatory Withholding for Taxes. The Grantee acknowledges and agrees that the Company will deduct from the shares of Common Stock otherwise payable or deliverable upon exercise of any Options that number of shares of Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) that is equal to the amount of all federal, state and other governmental taxes required to be withheld by the Company or any Subsidiary of the Company upon such exercise, as determined by the Company (the “Required Withholding Amount”), unless provisions to pay such Required Withholding Amount have been made to the satisfaction of the Company. If the Grantee elects to make payment of the Base Price by delivery of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the Base Price, such instructions may also include instructions to deliver the Required Withholding Amount to the Company. In such case, the Company will notify the broker promptly of its determination of the Required Withholding Amount.
6.Payment or Delivery by the Company. As soon as practicable after receipt of all items referred to in Section 4, and subject to the withholding referred to in Section 5, the Company will (a) deliver or cause to be delivered to the Grantee certificates issued in the Grantee’s name for, or cause to be transferred to a brokerage account through Depository Trust Company for the benefit of the Grantee, the number of shares of Common Stock purchased by exercise of Options and (b) deliver any cash payment to which the Grantee is entitled in lieu of a fractional share of Common Stock as provided in Section 2. Any delivery of shares of Common Stock will be deemed effected for all purposes when certificates representing such shares have been delivered personally to the Grantee or, if delivery is by mail, when the stock transfer agent of the Company has deposited the certificates in the United States mail, addressed to the Grantee or at the time the stock transfer agent initiates transfer of shares to a brokerage account through Depository Trust Company for the benefit of the Grantee, if applicable, and any cash payment will be deemed effected when a check from the Company, payable to the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to the Grantee or deposited in the United States mail, addressed to the Grantee.
7.Early Termination of Options. The Options will terminate, prior to the expiration of the Term, at the time specified below:
(a)Subject to Section 7(b), if the Grantee’s employment with the Company or a Subsidiary is terminated other than (i) by the Company or such Subsidiary for Cause or (ii) by reason of death or Disability, then the Options will terminate at the Close of Business on the first Business Day following the expiration of the 90-day period that began on the date of termination of the Grantee’s employment.
(b)If the Grantee dies while employed by the Company or a Subsidiary, or prior to the expiration of a period of time following termination of the Grantee’s employment during which the Options remain exercisable as provided in Section 7(a) or Section 7(c), as applicable, the Options will terminate at the Close of Business on the first Business Day following the expiration of the one-year period that began on the date of the Grantee’s death.
(c)Subject to Section 7(b), if the Grantee’s employment with the Company or a Subsidiary terminates by reason of Disability, then the Options will terminate at the Close of Business on the first Business Day following the expiration of the one-year period that began on the date of termination of the Grantee’s employment.
(d)If the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary for Cause, then the Options will terminate immediately upon such termination of the Grantee’s employment.
In any event in which Options remain exercisable for a period of time following the date of termination of the Grantee’s employment as provided above, the Options may be exercised during such period of time only to the extent the same were exercisable as provided in Section 3 on such date of termination of the Grantee’s employment. Notwithstanding any period of time referenced in this Section 7 or any other provision of this Section 7 that may be construed to the contrary, the Options will in any event terminate upon the expiration of the Term.
Unless the Committee otherwise determines, a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of the Grantee’s employment for purposes of this Agreement if such change of employment is made at the request or with the express consent of the Company. Unless the Committee otherwise determines, however, any such change of employment that is not made at the request or with the express consent of the Company will be a termination of the Grantee’s employment within the meaning of this Agreement.
8.Nontransferability. Options are not transferable (either voluntarily or involuntarily), before or after the Grantee’s death, except as follows: (a) during the Grantee’s lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Committee; or (b) after the Grantee’s death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Options are transferred in accordance with the provisions of the preceding sentence shall take such Options subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to the Grantee. Options are exercisable only by the Grantee (or, during the Grantee’s lifetime, by the Grantee’s court appointed legal representative) or a person to whom the Options have been transferred in accordance with this Section.
9.No Stockholder Rights. Prior to the exercise of Options in accordance with the terms and conditions set forth in this Agreement, the Grantee will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to any shares of Common Stock represented by the Options, nor will the existence of this Agreement affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 10.19 of the Plan.
10.Adjustments.
(a)The Options will be subject to adjustment (including, without limitation, as to the Base Price) in such manner as the Committee, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.
(b)In the event of any Approved Transaction, Board Change or Control Purchase following the Grant Date, the Options may become exercisable in accordance with Section 10.1(b) of the Plan.
11.Restrictions Imposed by Law. Without limiting the generality of Section 10.10 of the Plan, the Grantee will not exercise the Options, and the Company will not be obligated to make any cash payment or issue or cause to be issued any shares of Common Stock, if counsel to the Company determines that such exercise, payment or issuance would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the exercise of the Options or the resulting payment of cash or issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement. In addition to its other powers under this Agreement or the Plan, the Committee has the authority to suspend: (a) the exercise of Options; and (b) any other transactions under the Plan as it deems necessary or appropriate for administrative reasons.
12.Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the following address:
Starz
8900 Liberty Circle
Englewood, Colorado 80112
Attn: General Counsel
Unless the Company elects to notify the Grantee electronically pursuant to the online grant and administration program or via email, any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
13.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 10.9(b) of the Plan. Without limiting the generality of the foregoing, without the consent of the Grantee:
(a)this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders and, provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)subject to any required action by the Board of Directors or the stockholders of the Company, the Options granted under this Agreement may be canceled by the Committee and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Options to the extent then exercisable.
14.Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or any employing Subsidiary to terminate the Grantee’s employment at any time, with or without Cause, subject to the provisions of any employment agreement between the Grantee and the Company or any Subsidiary.
15.Nonalienation of Benefits. Except as provided in Section 8, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.
16.Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
17.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
18.Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.
19.Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. Subject to the restrictions set forth in Sections 8 and 15, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

20.Grantee Acknowledgment. The Grantee will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company.
21.Code Section 409A Compliance. The Plan and the Awards made under the Plan are intended to be: (a) “stock rights” exempt from Section 409A of the Code (“Section 409A”) pursuant to Treasury Regulations § 1.409A-1(b)(5); (b) “short-term deferrals” exempt from Section 409A; or (c) payments which are deferred compensation and paid in compliance with Section 409A, and the Plan and this Agreement shall be interpreted and administered accordingly. Any adjustments of Awards intended to be “stock rights” exempt from Section 409A pursuant to Treasury Regulations § 1.409A-1(b)(5) shall be conducted in a manner so as not to constitute a grant of a new stock right or a change in the time and form of payment pursuant to Treasury Regulations §1.409A-1(b)(5)(v). In the event an Award is not exempt from Section 409A: (x) payment pursuant to the relevant Agreement shall be made only on a permissible payment event or at a specified time in compliance with Section 409A; (y) no accelerated payment shall be made pursuant to Section 10.1(b) unless the Board Change, Approved Transaction or Control Purchase constitutes a “change in control event” under Treasury Regulations §1.409A-3(i)(5) or otherwise constitutes a permissible payment event under Section 409A; and (z) no amendment or modification of such Award may be made except in compliance with the anti-deferral and anti-acceleration provisions of Section 409A. No deferrals of compensation otherwise payable under the Plan or any Award shall be allowed, whether at the discretion of the Company or the Holder, except in a manner consistent with the requirements of Section 409A. If the Grantee is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of: (1) the first business day following the expiration of six months from the Grantee’s separation from service; (2) the date of the Grantee’s death or (3) such earlier date as complies with the requirements of Code Section 409A. If any provision of this Agreement would result in the imposition of an excise tax under Section 409A or the related regulations and Treasury pronouncements, that provision will be reformed to avoid imposition of the excise tax. The Grantee will cooperate with the Company in taking such actions as the Company may reasonably request to assure that this Agreement will meet the requirements of Section 409A and related regulations and Treasury pronouncements. No action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement.
22.Forfeiture for Misconduct and Repayment of Certain Amounts. If the Grantee holds the office of Vice President or above as of the Grant Date, and if (a) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (b) in the reasonable judgment of the Committee, (i) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (ii) such noncompliance is a result of misconduct on the part of the Grantee, the Grantee will repay to the Company Forfeitable Benefits received by the Grantee during the Misstatement Period in such amount as the Committee may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Committee, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement. “Forfeitable Benefits” means (y) any and all cash and/or shares of Common Stock received by the Grantee (i) upon the exercise during the Misstatement Period of any SARs held by the Grantee or (ii) upon the payment during the Misstatement Period of any Cash Award or Performance Award held by the Grantee, the value of which is determined in whole or in part with reference to the value of Common Stock and (z) any proceeds received by the Grantee from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock received by the Grantee upon the exercise, vesting or payment during the Misstatement Period of any Award held by the Grantee. By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock received upon exercise of any Options during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement. Notwithstanding any other provisions in this Agreement or the Plan, the Options will also be subject to recovery or clawback by the Company under any other clawback policy adopted by the Company whether before or after the Grant Date.

Schedule 1
to
Starz
Nonqualified Stock Option Agreement
SOA160_

Grant Date:	_____________, 2016
Plan:	Starz 2016 Omnibus Incentive Plan
Base Price:	$_________
Vesting Percentage:	25%
Vesting Dates:	__________, 2017; __________, 2018; __________, 2019; and __________, 2020.